Exhibit 99.4

Hello all:

Today is a transformative day for Forty Seven. A few minutes ago, we announced that Gilead intends to acquire Forty Seven for $95.50 per share, which represents an equity value for the entire company of approximately $4.9 billion on a fully-diluted basis. Gilead’s offer is a testament to the value you have all created through your unrelenting dedication and commitment to our company and to the patients we serve, as well as the tremendous potential magrolimab, FSI-174 and FSI-189 have as novel immunotherapies for people living with cancer and other serious diseases. A copy of the press release announcing the transaction can be found here. In addition, we will be hosting an all-company meeting at 9:00 a.m. PT this morning to address this exciting development. Meeting details will follow shortly.

In only five short years since our founding, we have built a remarkable company. We have demonstrated clear proof-of-concept for magrolimab in a range of hematologic malignancies and designed registrational programs to accelerate its delivery to patients with both myelodysplastic syndrome and diffuse large B cell lymphoma. We have also built a promising early-stage pipeline with FSI-174 and FSI-189, both of which leverage our pioneering understanding of the innate immune system and CD47’s potential as a therapeutic target. We have worked together in a truly collaborative manner to achieve, and exceed, our goals, and in so doing, we have made great strides toward achieving our foundational vision of “helping patients defeat their cancer.”

You should be proud of all that we’ve accomplished. The management of Gilead has expressed repeatedly how very impressed they are with the progress we’ve made as an organization and, of course, this is due to the dedication of our immensely talented team. I am grateful to each of you for your many contributions, which have enabled us to reach this milestone.

We believe that this transaction represents the best step forward for our company and for the patients we are fighting for. Our management team, together with our Board of Directors, evaluated potential strategic options available to Forty Seven, with the dual objectives of driving the most value overall and enabling us to invest aggressively in an effort to maximize our impact on patients. We determined that a transaction with Gilead is in the best interest of Forty Seven and all our stakeholders, and I am confident that this path dramatically enhances our ability to deliver our medicines to more patients around the world.

Importantly, Gilead appreciates and values our pipeline. Gilead has established worldwide leadership in several therapeutic areas, and declared immune-oncology and, specifically, hematologic oncology, as a key priority for the future. They view Forty Seven, magrolimab, and our broader pipeline as a central tenet of this strategy. I am confident that, through this acquisition, we will be able to more rapidly execute on our vision of helping patients defeat their cancer and that, together with Gilead, we will be able to reach many more patients around the world.

In terms of next steps, we expect the transaction to close in the second quarter of 2020, subject to customary conditions and regulatory approvals. In the interim, while will work with Gilead on certain high-level transition planning matters, Forty Seven will continue to operate independently, and we will continue our normal business activities. As such, today’s announcement will have no impact on day-to-day activities, and it’s imperative that we all reman focused on our mission of developing and delivering on magrolimab, FS-174 and FSI-189 activities for the benefit of patients.

We understand that this may be a time of uncertainty for you, and that you likely have a lot of questions. We have prepared a document addressing what we anticipate will be frequently asked questions, which is attached to this email.

Please note that over the coming weeks, you may be contacted by members of the media, investors or other third parties regarding this transaction. Please forward all investor or media calls related to this transaction to Ann Rhoads at arhoads@fortyseveninc.com.

As always, I want to thank you for your continued commitment to achieving our vision here at Forty Seven. Our collective devotion to our mission has allowed us to advance potentially transformative new therapeutics for patients around the world, with the potential to change the treatment landscape for years to come. I look forward to speaking with you later today at our all-hands meeting.

With gratitude,

Mark

Forward-Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Gilead, Forty Seven and the acquisition of Forty Seven by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Forty Seven’s product pipeline, including magrolimab, FSI-174 and FSI-189; regulatory approval of magrolimab, FSI-174 and FSI-189 on a timely basis; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Forty Seven’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Forty Seven and the Schedule TO and related tender offer documents to be filed by Gilead and Toro Merger Sub, Inc., a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead and Forty Seven, and Gilead and Forty Seven assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Forty Seven, nor is it a substitute for any tender offer materials that Gilead, its acquisition company or Forty Seven will file with the SEC. A solicitation and an offer to buy shares of Forty Seven will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Forty Seven will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. FORTY SEVEN’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE

SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Forty Seven at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Forty Seven. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Forty Seven will be available free of charge under the “Investors” section of Forty Seven’s internet website at ir.fortyseveninc.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Forty Seven file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Forty Seven’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.